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                             CARROLL H. PAYNE (1914-1984)
                                 FOUNDER OF USPA&IRA

     When a B-36 bomber from Carswell Air Force Base crashed in 1951, Air Force Lieutenant Colonel Carroll Payne was deeply affected. The fact that the widows and children of five crewmen were left with insurmountable financial problems prompted his founding in 1958 of what would become today's USPA&IRA.

     Thanks to Carroll Payne's vision, USPA&IRA has become the world's largest and best-staffed organization providing personalized financial programming to the men and women of the uniformed services. With this Program and USPA&IRA's continual support, our military family clients truly have the opportunity to achieve financial independence!

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                                       THE GOAL

FINANCIAL INDEPENDENCE


-    HOW DO YOU DEFINE IT?

     Owning what you want? Going where you want? Spending time how you want?

-    AT USPA&IRA, WE DEFINE IT THIS WAY:

     Financial independence means having the control, freedom, and ability to convert your dreams to reality.

-    OUR ONE GOAL:

     Since 1958, United Services Planning Association, Inc. and Independent Research Agency for Life Insurance, Inc. have been providing the opportunity for every professional military family to achieve financial independence. In 1997, First Command Bank opened to further aid our military families' journey.

-    ASK YOURSELF NOW:

     "Where am I on the road to my goal?" Then look at the strategy we recommend for pursuing it.

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                                       THE PLAN

FAMILY FINANCIAL PROGRAMMING


-    IT'S A SAD FACT:

     Fewer than 7 percent of Americans retire financially independent. Do they plan to fail? No. Most simply fail to plan.


-    STRAIGHT TALK:

     Through no-cost, no-obligation seminars, we clearly explain the conservative, consistent approach we recommend aimed at placing you among that successful 7 percent. No fast talk. No "get rich quick" schemes. Just a group of financial professionals who speak your language and will take the time to understand your needs.


-    THREE CARDINAL CORNERSTONES:

     At a minimum, each Family Financial Program we recommend includes a comprehensive emergency plan that coordinates government benefits and quality life insurance; a solid savings plan; and prudently selected, professionally managed investments.


-    SOLID, YET FLEXIBLE:

     With four decades of helping people just like you, our logical, straight-forward approach to financial programming has stood the test of time. And with the experience we've gained, we can help you analyze your needs and design a plan of attack specifically tailored to your goals and capabilities.

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                                    THE COMMITMENT

A LIFETIME OF SERVICE


-    FROM THE BEGINNING:

     Our clients - officers and NCOs in grades E-6 and above - often start a Program early in their careers. Regardless of financial circumstance, we begin walking with you as you pursue your goals.


-    THROUGH EVERY TRANSITION:

     As your career takes you to installations throughout the world and, eventually, into the civilian sector, USPA&IRA stays right with you. No matter where you are, through periodic reviews and updating of your Family Financial Program, we'll encourage you toward your goal and help you adjust your plan to meet your changing needs.


-    A TRADITION OF PERSONAL ATTENTION:

     From the beginning, USPA&IRA has been dedicated to understanding the needs of our clients, to knowing their dreams, and to being a partner with them in the pursuit of financial independence. We build relationships that last a lifetime, defining our success by how well we help you meet your goals. It is this "clients for life" philosophy that sets USPA&IRA apart.


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                                    THE RESOURCES

USPA & IRA TODAY


-    WHAT IS USPA&IRA?
     The numbers are impressive. USPA&IRA is an international financial services group based in Fort Worth, Texas. Our client families have investment accounts recommended by USPA valued at more than $11.1 billion* and more than $30.7 billion* in life insurance in force through IRA. We offer annuities, when appropriate, and can recommend coverage designed to meet the needs of military families. First Command Bank offers attractive deposit accounts and competitive debt consolidation loans.
                                                        *AS OF DECEMBER 31, 1997

-    MORE THAN NUMBERS:

     Beyond the figures, over 220,000 client families know us through the personal service and attention they receive from 675 agents who live and work near military installations across the United States, Europe, and Guam. As a USPA&IRA client, you'll never be without a personal agent nearby or a dedicated client service specialist available through our 800 number.

-    DEDICATED PROFESSIONALS:

     Our agents know your needs because they are clients themselves, and virtually all joined USPA&IRA after active military service to their country. Backing them up are more than 1,960 professionally trained field and home office personnel.

-    INDEPENDENT STRENGTH:

     We are committed to remaining independent so that we can use our financial strength to identify cost-effective insurance products and services ideally suited to the specific needs of our clients. Investments we recommend are registered with the Securities and Exchange Commission, professionally managed, conservative in philosophy, and diversified to reduce risk. The insurance we place is with firms rated A+ or higher with at least $6 billion of coverage in force and the reserves to pay claims. Our banking services are specifically designed with the military lifestyle in mind. You expect the best from yourself; you'll get it from us.

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